Contacts:
 Dean Priddy                          Doug DeLieto                       Jerry Neal
CFO                                     VP, Investor Relations           EVP, Marketing and Strategic Development
336-678-7975                      336-678-7968                      336-678-7001

FOR IMMEDIATE RELEASE
May 6, 2008

RFMD® ANNOUNCES STRATEGIC RESTRUCTURING TO LEVERAGE LEADERSHIP IN RF COMPONENTS AND COMPOUND SEMICONDUCTORS

Company Expects To Eliminate Approximately $75 Million In Annual Wireless Systems Expenses

Greensboro, N.C., May 6, 2008 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today announced that effective immediately RFMD® is reducing its investments in wireless systems, including cellular transceivers and GPS solutions, in order to focus on core semiconductor component opportunities, including cellular front ends and other components in RFMD's Cellular Products Group (CPG) and the expanding portfolio of semiconductor components in RFMD's Multi-Market Products Group (MPG).

As a result, RFMD currently expects to eliminate product development expenses related to its wireless systems business by approximately $75 million this fiscal year beginning in the June 2008 quarter, with the full benefit expected to be realized in the December 2008 quarter.

Bob Bruggeworth, president and CEO of RFMD, said, "These strategic actions will enable RFMD to deliver more predictable financial results and substantially higher profitability.  We are the industry leader in RF components and the world's largest manufacturer of compound semiconductors.  We are investing in growing markets where we have a demonstrated track record of success, and we will measure our progress using operating income and return on invested capital (ROIC) as key performance metrics.  We anticipate steady financial improvement throughout the year, and we currently forecast at least 10% non-GAAP operating income and double-digit ROIC by the end of the calendar year.

"While this is a difficult decision because of the impact on employees, these actions are the result of a comprehensive strategic review, including extensive market analyses and discussions with key customers and channel partners.  We are confident the steps we have taken will increase shareholder value and provide significant long-term benefits to our global customers and stakeholders."

Key Restructuring Actions

  RFMD is eliminating approximately $75 million in annual expenses by reducing investments in wireless systems, including cellular transceivers and GPS solutions.

  RFMD projects approximately $40 million - $50 million in restructuring charges, approximately two-thirds of which is expected to be non-cash, over the next two quarters with a global workforce reduction of approximately 350 employees.

  RFMD is engaged in discussions with strategic and financial buyers for some of these assets, but is not commenting currently on any potential transactions, including possible proceeds.

  RFMD will fully support cellular transceivers currently in production or commencing production, including POLARIS® 2, POLARIS 2 Radio Module, POLARIS 3 and POLARIS 3 Silver™.

RFMD anticipates revenue growth in cellular transceivers in fiscal 2009, with transceiver revenue continuing in fiscal 2010.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info).  A telephone playback of the conference call will be available approximately one hour after the call's completion by dialing 303-590-3000 and entering pass code 11111145.

About RFMD: RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components.  RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets.  RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES®, RFMD® and POLARIS™ TOTAL RADIO™ are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

###